EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2023 Financial Results
•Net sales of $548 million
•Net income per diluted share of $0.40
•Net cash balance of $2.0 billion
•YTD net bookings of 12.1 GWDC; 4.8 GWDC since fourth quarter earnings call at an average selling price of $0.318 per watt
•Expected volume sold backlog of 71.6 GWDC

TEMPE, Ariz., April 27, 2023 – First Solar, Inc. (Nasdaq: FSLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2023.

Net sales for the first quarter were $548 million, a decrease of $454 million from the prior quarter. The decrease was primarily driven by a decrease in the volume of modules sold to third parties.

The Company reported first quarter net income per diluted share of $0.40, compared to a net loss per diluted share of $0.07 in the fourth quarter of 2022.

Cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities, less debt at the end of the first quarter decreased to $2.0 billion from $2.4 billion at the end of the prior quarter. The decrease was primarily a result of capital expenditures related to expansions in Alabama, India, and Ohio, partially offset by a drawdown on our India credit facility and advance payments received for future module sales.

“We entered 2023 in a significantly stronger commercial, operational, and financial position than the previous year, setting the stage for growth and improved profitability in 2023 and beyond,” said Mark Widmar, CEO of First Solar. “The first quarter of the year reflects this direction as we commissioned our latest factory in the United States and started production of our next generation Series 7 modules, progressed our technology roadmap with a new cell efficiency record, and continued our strong bookings and ASP momentum.”

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2023 guidance remains unchanged. The complete 2023 guidance is as follows:

	Prior	Current
Net Sales	$3.4B to $3.6B	Unchanged
Gross Margin (1)	$1.2B to $1.3B	Unchanged
Operating Expenses (2)	$415M to $440M	Unchanged
Operating Income (3)	$745M to $870M	Unchanged
Earnings per Diluted Share	$7.00 to $8.00	Unchanged
Net Cash Balance (4)	$1.2B to $1.5B	Unchanged
Capital Expenditures	$1.9B to $2.1B	Unchanged
Volume Sold	11.8GW to 12.3GW	Unchanged
——————————
(1)Includes $110 million to $130 million of ramp and underutilization costs and $660 million to $710 million of Section 45X tax benefits
(2)Includes $85 million to $90 million of production start-up expense
(3)Includes $195 million to $220 million of production start-up expense and ramp and underutilization costs, and $660 million to $710 million of Section 45X tax benefits
(4)Defined as cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities, less expected debt at the end of 2023

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates, including with respect to certain factors related to the Inflation Reduction Act of 2022 (the “IRA”). Among other things, such factors include (i) the total advanced manufacturing production credit available to us under Section 45X of the Internal Revenue Code and (ii) the timing and ability to monetize such credit. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s first quarter 2023 financial results, 2023 guidance, and financial outlook.

Conference Call Details

First Solar has scheduled a conference call for today, April 27, 2023 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. An audio replay of the conference call will be available through Saturday, May 27, 2023 and can be accessed by dialing +1 (800) 770-2030 if you are calling from within the United States or +1 (647) 362-9199 if you are calling from outside the United States and entering the replay passcode 99681. A replay of the webcast will also be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for 30 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the Company’s advanced thin film photovoltaic (“PV”) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements

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concerning: demand for our technology; increased research and development investment; new domestic and international capacity coming online; a new Series 7 product; our financial guidance for 2023, including future financial results, net sales, gross margin, operating expenses, operating income, earnings per share, net cash balance, capital expenditures, volume sold, shipments, bookings, products and our business and financial objectives for 2023; the availability of benefits under certain production linked incentive programs, and the impact of the IRA including the total advanced manufacturing production credit available to us under Section 45X of the Internal Revenue Code. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; the passage of legislation intended to encourage renewable energy investments through tax credits, such as the IRA; the impact of the IRA on our expected results of operations in future periods, which may be affected by technical guidance, regulations, subsequent amendments or interpretations of the law; interest rate fluctuations and both our and our customers’ ability to secure financing; changes in the exchange rates between the functional currencies of our subsidiaries and other currencies in which assets and liabilities are denominated; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; our ability to incorporate technology improvements into our manufacturing process, including the production of bifacial solar modules and next generation Series 7 modules; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects arising from and results of pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruptions, including demurrage and detention charges; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to construct production facilities to support product lines, including Series 6 and Series 7 module manufacturing; our ability to attract and retain key executive officers and associates; the severity and duration of public health threats (including pandemics such as COVID-19 and similarly infectious diseases), including the potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors                             First Solar Media
investor@firstsolar.com                            media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$906,634	$1,481,269
Marketable securities	1,364,607	1,096,712
Accounts receivable trade, net	298,620	324,337
Accounts receivable unbilled	25,894	30,654
Inventories	751,407	621,376
Other current assets	272,702	237,073
Total current assets	3,619,864	3,791,421
Property, plant and equipment, net	3,858,604	3,536,902
Deferred tax assets, net	136,411	78,680
Restricted marketable securities	196,591	182,070
Government grants receivable	70,114	—
Goodwill	14,462	14,462
Intangible assets, net	28,477	31,106
Inventories	253,353	260,395
Other assets	386,720	356,192
Total assets	$8,564,596	$8,251,228
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$285,760	$341,409
Income taxes payable	77,176	29,397
Accrued expenses	391,912	382,782
Deferred revenue	398,694	263,215
Other current liabilities	20,631	21,245
Total current liabilities	1,174,173	1,038,048
Accrued solar module collection and recycling liability	130,258	128,114
Long-term debt	320,378	184,349
Deferred revenue	949,687	944,725
Other liabilities	121,372	119,937
Total liabilities	2,695,868	2,415,173
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,825,067 and 106,609,094 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	107	107
Additional paid-in capital	2,865,753	2,887,476
Accumulated earnings	3,182,850	3,140,289
Accumulated other comprehensive loss	(179,982)	(191,817)
Total stockholders’ equity	5,868,728	5,836,055
Total liabilities and stockholders’ equity	$8,564,596	$8,251,228

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net sales	$548,286	$1,002,391	$367,040
Cost of sales	436,235	941,778	355,577
Gross profit	112,051	60,613	11,463
Operating expenses:
Selling, general and administrative	44,028	42,734	36,728
Research and development	30,510	31,284	27,108
Production start-up	19,494	32,740	7,338
Total operating expenses	94,032	106,758	71,174
Gain on sales of businesses, net	(17)	239	1,907
Operating income (loss)	18,002	(45,906)	(57,804)
Foreign currency loss, net	(5,947)	(4,373)	(4,198)
Interest income	25,822	18,330	2,325
Interest expense, net	(748)	(3,133)	(2,865)
Other expense, net	(1,456)	28,510	(212)
Income (loss) before taxes	35,673	(6,572)	(62,754)
Income tax benefit (expense)	6,888	(976)	19,499
Net income (loss)	$42,561	$(7,548)	$(43,255)

Net income (loss) per share:
Basic	$0.40	$(0.07)	$(0.41)
Diluted	$0.40	$(0.07)	$(0.41)
Weighted-average number of shares used in per share calculations:
Basic	106,675	106,606	106,412
Diluted	107,154	106,606	106,412

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$42,561	$(43,255)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation, amortization and accretion	68,855	65,207
Share-based compensation	6,600	3,503
Deferred income taxes	(55,282)	1,083
Gain on sales of businesses, net	17	(1,907)
Other, net	(698)	2,165
Changes in operating assets and liabilities:
Accounts receivable, trade and unbilled	33,933	144,286
Inventories	(122,996)	(175,990)
Project assets and PV solar power systems	6,099	(98,695)
Government grants receivable	(70,114)	—
Other assets	(66,493)	(30,838)
Income tax receivable and payable	43,646	(23,502)
Accounts payable and accrued expenses	(61,552)	(38,043)
Deferred revenue	139,713	77,042
Other liabilities	1,113	(19,895)
Net cash used in operating activities	(34,598)	(138,839)
Cash flows from investing activities:
Purchases of property, plant and equipment	(370,961)	(154,761)
Purchases of marketable securities and restricted marketable securities	(1,470,600)	(750,220)
Proceeds from maturities of marketable securities	1,196,334	900,165
Proceeds from sales of businesses	—	1,860
Other investing activities	—	12
Net cash used in investing activities	(645,227)	(2,944)
Cash flows from financing activities:
Repayment of long-term debt	—	(737)
Proceeds from borrowings under long-term debt, net of issuance costs	136,000	18,006
Payments of tax withholdings for restricted shares	(28,314)	(11,505)
Net cash provided by financing activities	107,686	5,764
Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	1,495	15,162
Net decrease in cash, cash equivalents, restricted cash, and restricted cash equivalents	(570,644)	(120,857)
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of the period	1,493,462	1,455,837
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of the period	$922,818	$1,334,980
Supplemental disclosure of noncash investing and financing activities:
Property, plant and equipment acquisitions funded by liabilities	$330,830	$105,643

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